Exhibit 99.1

Aspen Aerogels, Inc. Announces New Appointment to its Board of Directors

NORTHBOROUGH, Mass., August 15, 2024 /PRNewswire/ -- Aspen Aerogels, Inc. (NYSE: ASPN) ("Aspen" or the "Company"), a technology leader in sustainability and electrification solutions, today announced the appointment of Cari Robinson to its Board of Directors ("Board"). Ms. Robinson was also appointed to the Audit Committee and the Nominating, Governance and Sustainability Committee of the Board.

Ms. Robinson, 61, currently serves as Senior Managing Director at August Strategic Communications, a strategic communications and crisis advisory firm, where she advises clients on matters in areas including reputation management, crisis management, litigation and investigations, and cybersecurity and data breach incident response. Ms. Robinson is also the founder of Black Dog Advisory, LLC, a consulting firm providing services in connection with organizational transformation, risk, governance, cybersecurity preparedness, compliance and regulatory issues. Previously, Ms. Robinson served as Executive Vice President and General Counsel of Revlon, Inc., where she oversaw Revlon’s worldwide legal affairs, including physical security, acquisitions and divestitures, capital markets and restructuring, corporate governance, compliance, regulatory matters, marketing, intellectual property, licensing, human resources matters, commercial transactions, litigation, and global privacy and security. During her tenure, Ms. Robinson led Revlon through a series of complex refinancings, capital markets transactions, restructuring and reorganization activities, and the successful resolution of numerous litigation, regulatory, compliance and financial controls matters. Ms. Robinson also helped design and implement Revlon's compliance, securities, governance, data privacy, cybersecurity, ESG and ERM programs, reducing the company’s financial, legal and reputational risk worldwide.

Prior to her tenure at Revlon, Ms. Robinson served in several positions at the International Business Machines Corporation (“IBM”), including as Associate General Counsel, Corporate Litigation, and as Vice President, Assistant General Counsel, Investigations & Cybersecurity, where she established and led a global team responsible for handling internal investigations, regulatory matters, cybersecurity incidents and data breaches. In that role, she also advised senior management and business leaders on risk, strategy, and corporate governance issues and partnered with the compliance team on internal investigative, governance and policy matters, training and education. As a senior executive in IBM’s Litigation Department, Ms. Robinson developed and led a progressive global support team and effected cost and transformation measures that yielded substantial long-term savings and sustained growth. In that role, Ms. Robinson also managed worldwide corporate litigation matters, including the defense and successful resolution of 100+ million-dollar lawsuits in areas ranging from commercial contract disputes to intellectual property enforcement to securities class actions to sensitive employment disputes, and the resolution of prelitigation disputes across all areas of IBM’s business. Ms. Robinson was an Assistant United States Attorney in the Criminal Division of the United States Attorney’s Office, Southern District of New York, where she investigated and prosecuted scores of federal criminal matters and tried cases and argued appeals before the federal courts. She began her career as an associate at the law firm of Davis Polk & Wardwell. Ms. Robinson received her Bachelor of Arts in English from Vassar College and her Juris Doctor from Emory University School of Law.

“Cari’s extensive corporate leadership background, marked by sharp strategic thinking and a keen business sense, will be a significant asset to Aspen and its Board. Her ability to navigate complex risks and lead with clarity and foresight will help drive our organization forward,” said Donald R. Young, President and Chief Executive Officer of the Company. “Aspen’s Board is built to provide strong oversight and stewardship, following best-in-class corporate governance practices. As our evolving business continues to grow, we are committed to incorporating additional value-add elements into our leadership pipeline, including diversity and rich subject matter expertise across both our executive management team and our Board of Directors. I, along with the rest of the Board members, am excited to welcome Cari and her complementary skillset, which will bring a fresh perspective, new ways of thinking, and thoughtful collaboration to our team.”

Ms. Robinson commented, “It is a privilege to join Aspen and serve alongside this accomplished Board of Directors. I anticipate playing an active role on the Board, as well as on the Audit Committee and the Nominating, Governance and Sustainability Committee, to contribute to the realization of Aspen's full potential across various markets and industries.”

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility, and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Investor Relations & Media Contacts:

Neal Baranosky

Phone: (508) 691-1111 x 8

nbaranosky@aerogel.com

Georg Venturatos / Ralf Esper

Gateway Group

Phone: (949) 574-3860

ASPN@gateway-grp.com